Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-  ) pertaining to the Employee Stock Purchase Plan of Apple Hospitality REIT, Inc. of our reports dated February 22, 2024, with respect to the consolidated financial statements of Apple Hospitality REIT, Inc. and the effectiveness of internal control over financial reporting of Apple Hospitality REIT, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

May 21, 2025